Sheet1

CMA Money Fund
File Number: 811-2752
CIK Number: 215457
For the Period Ending: 03/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended March 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/04/2001	$ 300,000	Federal National MTG ASS	5.000%	09/17/2001
02/05/2001	100,000	US Treasury Note	4.750	01/31/2003
03/09/2001	50,000	Federal Home Loan Bank	4.580	11/30/2001
03/09/2001	150,000	Federal National MTG ASS	4.560	11/08/2001
03/09/2001	100,000	Federal National MTG ASS	4.580	12/07/2001

Last Updated on 05/30/2001
By Win95 User